Exhibit 99.1

January 20, 2006

OLD POINT FINANCIAL CORPORATION FOURTH QUARTER 2005

EARNINGS RELEASE

HAMPTON, VA. Old Point Financial Corporation (Nasdaq “OPOF”) announced today fourth quarter net income for the quarter ended December 31, 2005 of $1.64 million, as compared to $2.1 million in the fourth quarter of 2004. Basic earnings per share for the quarter are $.41 and fully diluted net income per share is $.40.

Total assets achieved a record level of $740 million, 8% more than 2004. Asset growth was fueled largely by loan growth of $61.3 million, which represents an increase of 14% over 2004. Total deposits increased by 5%, to $536.7 million.

Net income for the quarter was directly impacted by the net interest margin. While interest income rose by $1.2 million or 14% during the quarter, interest expense rose by $1.3 million, or 52%. In addition, two noninterest expense items were substantially higher than the comparable period in 2004: salaries and benefits and marketing expenses. Staffing levels increased by 23 full-time-equivalent positions in support of two new branches that opened during the year and one that is anticipated to open during the first quarter of 2006. Marketing expenses rose by 342%, in part because of expenses associated with the opening of new offices, and also because of direct mail and other expenditures in support of bankwide new consumer checking account initiatives.

Noninterest income for the fourth quarter of 2005 rose by $333 thousand over 2004, a 14% increase. The increase was led by increases in debit card income, service charges on deposit accounts and in income from brokered mortgages.

Fiscal Year 2005 Results

Net income for 2005 was $7.3 million, as compared with 2004 net income of $8.6 million. Return on Average Assets (ROA) for 2005 was 1.03%, and Return on Average Equity (ROE) was 10.31%.

Net interest income after provision for loan losses for 2005 was $23.1 million as compared with $23.5 million in 2004. Total interest income rose by 8%, or $2.8 million, but was more than offset by an increase of total interest expense of $3 million, or 33%. Asset quality remains good. For the entire year 2005, net loans charged off were $905 thousand, compared to $1.4 million in net loans charged off in 2004. The Bank added $1.1 million to the allowance for loan losses through the loan loss provision in 2005, up $200 thousand from 2004. The provision for loan loss was greater in 2005 due to the extraordinary growth in the loan portfolio. While noninterest income rose by $945 thousand, noninterest expenses increased by $2.4 million.

“This has been a building year for us,” said Robert F. Shuford, President, Chairman and CEO of the Corporation. “We have opened two offices during 2005, one in Williamsburg, in the New Town area, and the other on Independence Boulevard in Virginia Beach. We also have another branch at Eagle Harbor in Isle of Wight county about to open within the first quarter of 2006. The expenses associated with these openings impacted our noninterest expenses. These expenses include physical plant, personnel to staff the offices, as well as support staff to accommodate the additional business generated. Marketing dollars have been dedicated to make the public aware of our new presence, as well.” Noninterest expenses increased 11% for the year.

Basic earnings per share for 2005 were $1.81, and diluted earnings per share were $1.78. The Company paid out $0.66 in dividends per common share during 2005.

Old Point Financial Corporation (Nasdaq SmallCap “OPOF”) is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 19-branch network extending from Chesapeake through James City County, and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. www.oldpoint.com

For More Information Contact: Lani Chisman Davis, Marketing Director, 757/728-1286

Old Point Financial Corporation

Consolidated Balance Sheets (Unaudited)

			(dollars in Thousands)
			31-Dec-05	31-Dec-04
Assets
Cash and due from banks			$13,602	$11,595
Federal Funds Sold			2,004	1,978

Cash and Cash Equivalents			$15,606	$13,573
Securities available for sale, at market			192,943	201,380
Securities to be held to maturity fair value approximates $3,141 and $9,542			3,123	9,424
Loans (net of allowance of $4,448 and $4,303)			490,249	428,950
Premises and Equipment, net			21,277	18,543
Bank owned life insurance			9,661	8,489
Other Assets			7,134	5,916

Total Assets			$739,993	$686,275

			31-Dec-05	31-Dec-04
Liabilities
Noninterest-bearing deposits			$98,686	$101,527
Savings deposits			195,833	200,485
Time Deposits			242,225	210,148

Total Deposits			536,744	512,160
Federal funds purchased and securities sold under agreement to repurchase			50,622	48,928
Federal Home Loan Bank Advances			80,000	55,000
Accrued expenses and other liabilities			1,571	1,048

Total Liabilities			$668,937	$617,136

Stockholders’ Equity
Common stock, $5.00 par value			20,068	20,068
	2005	2004

Shares Authorized	10,000,000	10,000,000
Shares Outstanding	4,013,553	4,013,644
Additional paid-in capital			14,320	14,074
Retained Earnings			39,074	34,804
Accumulated other comprehensive income(loss)			(2,406)	193

Total stockholders’ equity			71,056	69,139

Total liabilities and stockholders’ equity			$739,993	$686,275

Old Point Financial Corporation

Consolidated Statements of Earnings (Unaudited)

	3 Mo Ended 31-Dec-05	3 Mo Ended 31-Dec-04	12 Mo Ended 31-Dec-05	12 Mo Ended 31-Dec-04
	(Dollars in Thousands, except per share amounts)
Interest Income
Interest and Fees on loans	$7,988	$6,750	$28,976	$26,290
Interest on federal funds sold	60	66	270	173
Interest on securities
Taxable	1,314	1,326	5,311	5,132
Exempt from Federal income tax	407	457	1,705	1,888
Dividends and interest on all other securities	71	50	225	156

Total interest income	9,840	8,649	36,487	33,639

Interest Expense
Interest on savings deposits	397	297	1,431	1,032
Interest on time deposits	2,099	1,418	6,987	5,582
Interest on federal funds purchased and securities sold under agreement to repurchase and other borrowings	366	148	1,160	371
Interest on FHLB advances	869	590	2,743	2,263

Total Interest expense	3,731	2,453	12,321	9,248

Net Interest Income	6,109	6,196	24,166	24,391
Provision for loan losses	300	200	1,050	850

Net interest income after provision for loan losses	5,809	5,996	23,116	23,541

Noninterest income
Income from fiduciary activities	633	596	2,705	2,530
Service charges on deposits	1,309	1,149	4,852	4,348
Other service charges, commissions and fees	424	332	1,779	1,523
Income from bank owned life insurance	120	116	497	458
Net gain on available-for-sale securities	0	4	10	215
Other operating income	148	104	522	346

Total noninterest income	2,634	2,301	10,365	9,420

Noninterest Expenses
Salaries and employee benefits	3,712	3,388	14,378	13,201
Occupancy and equipment	870	757	3,190	2,985
Supplies	130	112	491	427
Postage and courier	132	105	489	443
Service fees	226	183	698	615
Data processing	163	149	612	591
Marketing	279	63	748	342
Customer Development	134	112	547	404
Employee professional development	138	109	546	470
Other operating expenses	435	387	1,886	1,694

Total noninterest expenses	6,219	5,365	23,585	21,172

Income before taxes	2,224	2,932	9,896	11,789
Applicable income taxes	588	844	2,628	3,209

Net Income	$1,636	$2,088	$7,268	$8,580

Per Share
Weighted average number of common shares - basic	4,016,500	4,010,421	4,016,026	3,997,388
Weighted average number of common shares - diluted	4,082,747	4,098,752	4,092,696	4,086,069
Basic Earnings per share	$0.41	$0.52	$1.81	$2.15
Diluted Earnings per share	$0.40	$0.51	$1.78	$2.10
Cash Dividends Declared	$0.17	$0.16	$0.66	$0.62